Exhibit 99.1

CONTACT:	Tim Mammen	David Calusdian
	Chief Financial Officer	Executive Vice President
	IPG Photonics Corporation	Sharon Merrill Associates, Inc.
	(508) 373-1100	(617) 542-5300
IPG PHOTONICS REPORTS RECORD REVENUE ON 27% SALES GROWTH
AND 34% INCREASE IN NET INCOME IN SECOND QUARTER OF 2008
IPG Agrees to Purchase of Minority Interests in Russian Subsidiary
OXFORD, Mass. — August 5, 2008 — IPG Photonics Corporation (Nasdaq: IPGP), the world leader in high-power fiber lasers and amplifiers, today reported that revenues for the second quarter of 2008 increased by 27% to $56.0 million and net income increased by 34% to $8.6 million compared with second quarter of 2007. For the first six months of 2008, revenues increased 27% to $108.9 million from $85.7 million in the first six months of 2007 and net income for the first six months of 2008 increased by 28% to $16.7 million from $13.0 million. Revenue growth for the quarter was driven by sales of the Company’s fiber lasers used for materials processing applications, which increased by 42% from the second quarter of 2007 to $46.9 million, as well as strong sales to European and Asian markets.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(In millions, except per share data)	2008	2007	% Change	2008	2007	% Change
Revenue	$56.0	$44.0	27%	$108.9	$85.7	27%
Gross margin	48.1%	46.2%		47.2%	46.3%
Operating income	$12.8	$10.1	26%	$25.3	$21.2	20%
Operating margin	22.8%	23.0%		23.3%	24.7%
Net income	$8.6	$6.4	34%	$16.7	$13.0	28%
Earnings per diluted share	$0.19	$0.14	36%	$0.36	$0.29	24%
Operating income increased 26% to $12.8 million for the second quarter of 2008, up from $10.1 million for the same period in 2007. Earnings per diluted share increased 36% to $0.19 from $0.14 a year ago. Operating expenses for the second quarter of 2008 were $14.2 million, or 25% of revenue, compared with $10.2 million, or 23% of revenue, in the second quarter of 2007.
For the first six months of 2008, operating income increased 20% to $25.3 million, up from $21.2 million for the same period in 2007. Earnings per diluted share increased 24% to $0.36 from $0.29 a year ago. Operating expenses were $26.0 million, or 24% of revenue, in the first six months of 2008, compared with $18.5 million, or 22% of revenue, in the six-month period a year ago.
Cash and cash equivalents were $44.9 million on June 30, 2008, compared with $38.0 million on December 31, 2007, primarily as a result of $11.6 million of cash provided by operating activities, proceeds from the sale of marketable securities of $5.5 million and net proceeds from the Company’s credit lines of $8.1 million, offset by capital expenditures and investments in intangible assets of $20.3 million.
Comments on the Second Quarter

IPGP Q2 Results/2
“Demand for our energy-efficient, cost-saving and high performance products remained strong in the second quarter, despite a challenging macroeconomic environment,” said Dr. Valentin Gapontsev, IPG Photonics’ Chief Executive Officer. “This allowed IPG to report revenues and net income at the top of our guidance range. Our results this quarter reflect the growing penetration of our fiber lasers into new industrial manufacturing applications, the marketplace’s growing acceptance of the benefits of our fiber lasers, and our presence in the world’s major industrial manufacturing markets. We are particularly pleased that IPG’s fiber lasers continue to win orders over legacy laser technologies in a number of high profile installations. This was demonstrated again shortly after the close of the quarter with a major order from the BMW Group for our high-power fiber lasers used in a critical welding application.”
“Our strongest market segment continues to be materials processing, which experienced a 42% year-over-year increase in revenues for the quarter,” continued Gapontsev. “Geographically, we saw strong demand across Europe and Asia, and we were pleased that sales improved in Japan and North America. Pulsed laser sales continued to be strong with a 66% increase over the prior year, driven by demand for photovoltaic manufacturing and marking applications. And our margin growth has continued to increase, both sequentially and year-over-year, due to favorable product mix and higher production, part of which resulted in an increase in inventories.”
Purchase of Minority Interests in Russian Subsidiary
The Company also announced today that it agreed to purchase the minority interests in its majority-owned subsidiary NTO IRE-Polus from Valentin P. Gapontsev and Igor Samartsev, a member of its Board of Directors and Acting General Manager of NTO IRE-Polus. NTO IRE-Polus currently provides IPG with component manufacturing capacity and sells products to customers in Russia and neighboring countries. The purchase price for the 31.6% ownership interests is $6.1 million in total, and would be paid in unregistered shares of IPG common stock. After giving effect to the purchases from Dr. Gapontsev and Mr. Samartsev, and other minority interest purchases that have been previously agreed upon, IPG would own 100% of NTO IRE-Polus. The transaction is expected to be accretive to the earnings of IPG. The purchase is expected to close in October 2008, subject to filing required government notices and receiving required government approvals.
Business Outlook and Financial Guidance
“The interest expressed from both new and existing customers for our fiber lasers is a strong indicator that the momentum we established in the first half of the year will continue,” stated Dr. Gapontsev. “For the second half of 2008, we expect that materials processing applications will continue to be our primary growth driver.”
For the third quarter of 2008, IPG Photonics expects revenues in the range of $57 million to $61 million. The Company anticipates earnings per diluted share in the range of $0.18 to $0.22 based on 46,132,000 common shares, which include 44,355,000 basic common shares outstanding and 1,777,000 potentially dilutive options at June 30, 2008.
Conference Call Reminder
The Company will hold a conference call to review its financial results and business highlights today, August 5, 2008 at 10:00 a.m. ET. The conference call will be webcast live over the Internet and can be accessed on the

IPGP Q2 Results/3
Investors section of the Company’s website at www.ipgphotonics.com. The conference call also can be accessed by dialing (877) 741-4249 or (719) 325-4831. Interested parties that are unable to listen to the live call may access an archived version of the webcast on IPG’s website.
About IPG Photonics Corporation
IPG Photonics Corporation is the world leader in high-power fiber lasers and amplifiers. Founded in 1990, IPG pioneered the development and commercialization of optical fiber-based lasers for use in a wide range of applications such as materials processing, advanced applications, telecommunications and medical applications. Fiber lasers have revolutionized the industry by delivering superior performance, reliability and usability at a lower total cost of ownership compared with conventional lasers, allowing end users to increase productivity and decrease operating costs. IPG has its headquarters in Oxford, Massachusetts, and has additional plants and offices throughout the world. For more information, please visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by the Company and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, those relating to increasing demand for the Company’s products from existing and new customers, improved gross margins, growth rates in Europe and Asia, increased orders in the U.S. and elsewhere, expected shipment dates for new orders, and the Company’s revenue and EPS guidance for the third quarter of 2008. Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated with the Company’s ability to penetrate new applications for fiber lasers and increase market share, the rate of acceptance and penetration of IPG’s products, effective management of growth, level of fixed costs from its vertical integration, intellectual property infringement claims and litigation, interruption in supply of key components, contract cancellations, manufacturing risks, competitive factors including declining average selling prices, building and expanding field service and support operations, uncertainties pertaining to customer orders, demand for products and services, development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings. Readers are encouraged to refer to the risk factors described in the Company’s Annual Report on Form 10-K (filed with the SEC on March 13, 2008) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
IPGP-G

IPGP Q2 Results/4
IPG PHOTONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(in thousands, except per share data)
NET SALES	$55,994	$43,952	$108,870	$85,705
COST OF SALES	29,047	23,633	57,523	46,055

GROSS PROFIT	26,947	20,319	51,347	39,650

OPERATING EXPENSES:
Sales and marketing	3,703	2,836	6,850	4,745
Research and development	4,447	2,388	7,321	4,517
General and administrative	6,024	4,989	11,863	9,230

Total operating expenses	14,174	10,213	26,034	18,492

OPERATING INCOME	12,773	10,106	25,313	21,158

OTHER INCOME, Net:
Interest (expense) income, net	(183)	117	(278)	513
Other income (expense), net	489	(8)	536	36

Total other income	306	109	258	549

INCOME BEFORE PROVISION FOR INCOME TAXES AND MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	13,079	10,215	25,571	21,707
PROVISION FOR INCOME TAXES	(4,058)	(3,611)	(8,055)	(8,118)
MINORITY INTERESTS IN CONSOLIDATED SUBSIDIARIES	(469)	(216)	(815)	(588)

NET INCOME	8,552	6,388	16,701	13,001

NET INCOME PER SHARE:
Basic	$0.19	$0.15	$0.38	$0.30
Diluted	$0.19	$0.14	$0.36	$0.29
WEIGHTED AVERAGE SHARES
Basic	44,355	42,974	44,225	42,942
Diluted	46,132	45,631	46,087	45,616

IPGP Q2 Results/5
IPG PHOTONICS CORPORATION
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2008	2007
ASSETS	(in thousands)
CURRENT ASSETS:
Cash and cash equivalents	$44,926	$37,972
Marketable securities, at fair value	—	6,950
Accounts receivable, net	37,747	33,946
Inventories, net	76,574	60,412
Income taxes receivable	935	3,145
Prepaid expenses and other current assets	7,759	7,071
Deferred income taxes	8,065	6,195

Total current assets	176,006	155,691
DEFERRED INCOME TAXES	2,654	2,795
PROPERTY, PLANT, AND EQUIPMENT, Net	111,207	96,369
OTHER ASSETS	13,164	8,466

TOTAL	$303,031	$263,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line-of-credit facilities	$19,850	$11,218
Current portion of long-term debt	1,333	—
Accounts payable	9,613	9,444
Accrued expenses and other liabilities	17,313	13,160
Deferred income taxes	940	564
Income taxes payable	1,875	96

Total current liabilities	50,924	34,482

DEFERRED INCOME TAXES	2,645	4,204

LONG-TERM DEBT	18,710	20,000

COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS	5,270	4,455

STOCKHOLDERS’ EQUITY:
Common stock	4	4
Additional paid-in capital	277,875	275,506
Accumulated deficit	(73,796)	(90,497)
Accumulated other comprehensive income	21,399	15,167

Total stockholders’ equity	225,482	200,180

TOTAL	$303,031	$263,321